Exhibit 99.1

Archer Daniels Midland Company Announces Initial Results of Pending Tender Offers and the Extension of Early Tender Time for all Debentures

CHICAGO, June 15, 2015—Archer Daniels Midland Company (NYSE: ADM) today announced that as of 5:00 p.m., New York City time, June 12, 2015, the below-listed amounts of the following debentures (the “Debentures”) have been validly tendered and not validly withdrawn in connection with the cash tender offers, as reported by the depositary. These Debentures, if accepted, will be eligible for the early tender payment of $30.00 per $1,000.00 principal amount of Debentures. Debentures tendered pursuant to the offers can no longer be withdrawn. The terms and conditions of the tender offers are described in detail in the Offer to Purchase dated June 1, 2015, and the related Letter of Transmittal.

The previously announced early tender time for each series of Debentures has been extended to 5:00 p.m., New York City time, on June 30, 2015, which is the current expiration date for the offers. Holders of Debentures that are validly tendered prior to the expiration date will be eligible to receive the early tender payment of $30.00 per $1,000.00 principal amount of Debentures. All other terms of the offers, as previously announced, remain unchanged except that all holders will be eligible to receive the early tender payment regardless when their Debentures were tendered.

Up to $1,000,000,000 Aggregate Purchase Price of the Outstanding Debentures Listed Below

Title of Security (CUSIP No.)	Principal Amount Outstanding	Maximum Tender Amount		Acceptance Priority Level	Early Tender Payment*	Principal Amount Tendered		Percent of Outstanding Principal Amount Tendered to Date
6.950% Debentures due 2097 (039483 AP7)	$172,103,000	N/A		1	$30.00	$13,559,000		7.88%
5.375% Debentures due 2035 (039483 AU6)	$600,000,000	N/A		2	$30.00	$129,988,000		21.66%
5.765% Debentures due 2041 (039483 BC5)	$595,796,000	N/A		3	$30.00	$216,769,000		36.38%
5.935% Debentures due 2032 (039483 AT9)	$420,208,000	N/A		4	$30.00	$37,299,000		8.88%
6.625% Debentures due 2029 (039483 AR3)	$182,213,000	N/A		5	$30.00	$22,280,000		12.23%
6.750% Debentures due 2027 (039483 AN2)	$123,580,000	N/A		6	$30.00	$4,936,000		3.99%
7.500% Debentures due 2027 (039483 AM4)	$186,668,000	N/A		7	$30.00	$35,224,000		18.87%
7.000% Debentures due 2031 (039483 AS1)	$184,580,000	N/A		8	$30.00	$20,127,000		10.90%
6.450% Debentures due 2038 (039483 AX0)	$153,683,000	N/A		9	$30.00	$26,882,000		17.49%
8.375% Debentures due 2017 (039483 AH5)	$295,300,000	N/A		10	$30.00	$33,254,000		11.26%
4.479% Debentures due 2021 (039483 BB7)	$750,000,000	$250,000,000	(a)	11	$30.00	$312,797,000	(b)	41.71%

*	Per $1,000 principal amount of Debentures accepted for purchase
(a)	Subject to a maximum tender amount of $250,000,000 aggregate principal amount as described in the Offer to Purchase
(b)	The principal amount tendered exceeds the maximum tender amount of $250,000,000 aggregate principal amount as described in the Offer to Purchase

The tender offers will expire at 5:00 p.m., New York City time, on June 30, 2015, unless extended.

The company will only purchase up to $1,000,000,000 aggregate purchase price of the Debentures in the tender offers, and the amount of each series of Debentures that will be purchased will be determined in accordance with the Acceptance Priority Levels set forth above and may be prorated as described in the Offer to Purchase. In addition, the aggregate principal amount of the 4.479% Debentures due 2021 (the “2021 Notes”) that may be purchased is subject to a maximum tender amount of $250,000,000 as described in the Offer to Purchase. Because the principal amount of the 2021 Notes tendered already exceeds such maximum tender amount, any 2021 Notes that are purchased after applying the aggregate purchase price limitation and the Acceptance Priority Levels will be prorated.

The settlement date is expected to be one business day following the expiration of the tender offers. Payments for Debentures purchased will include accrued interest up to, but not including, the settlement date.

The consummation of the tender offers is conditioned upon the satisfaction or waiver of the conditions, including the financing condition, set forth in the Offer to Purchase. Any tendered Debentures not accepted will be promptly returned to the tendering parties.

ADM has retained Barclays Capital Inc., BofA Merrill Lynch, Citigroup Global Markets Inc. and J.P. Morgan Securities LLC, as lead dealer managers, and D.F. King & Co., Inc. as the tender and information agent for the tender offers.

For additional information regarding the terms of the tender offers, please contact: Barclays Capital Inc. at (800) 438-3242 (toll-free) or (212) 528-7581 (collect); BofA Merrill Lynch at (888) 292-0070 (toll-free) or (980) 387-3907 (collect); Citigroup Global Markets Inc. at (800) 558-3745 (toll-free) or (212) 723-6106 (collect); or J.P. Morgan Securities LLC at (800) 834-4666 (toll-free) or (212) 834-4811 (collect). Requests for documents and questions regarding the tendering of Debentures may be directed to D.F. King & Co., Inc. at (866) 342-8290 (toll free) or (212) 269-5550 (collect) or at adm@dfking.com.

ADM’s obligations to accept any Debentures tendered and to pay the applicable consideration for them are set forth solely in the Offer to Purchase and related Letter of Transmittal. This press release is not an offer to purchase or a solicitation of acceptance of the tender offers. Subject to applicable law, ADM may amend, extend or, subject to certain conditions, terminate the tender offers.

About ADM

For more than a century, the people of Archer Daniels Midland Company (NYSE: ADM) have transformed crops into products that serve the vital needs of a growing world. Today, we’re one of the world’s largest agricultural processors and food ingredient providers, with more than 33,000 employees serving customers in more than 140 countries. With a global value chain that includes more than 460 crop procurement locations, 300 ingredient manufacturing facilities, 40 innovation centers and the world’s premier crop transportation network, we connect the harvest to the home, making products for food, animal feed, chemical and energy uses.

Archer Daniels Midland Company

Media Relations

Jackie Anderson

media@adm.com

312-634-8484